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                                   EXHIBIT 21


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SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Lincoln Park Bancorp.

   Name                                             State of Incorporation
   ----                                             ----------------------

    Lincoln Park Savings Bank                                  New Jersey